FURTHER RESOLVED: That each officer and director of this Corporation who may be required or permitted to execute the New Registration Statement or any amendment thereto be and he/she hereby is authorized to execute a power of attorney appointing Joseph P. Clayton, Rolla P. Huff and/or Josephine S. Trubek, and each of them severally, his/her true and lawful attorneys or attorney to execute in his/her name, place and stead in any such capacity the New Registration Statement and any and all amendments and supplements thereto, and to file the same with the Commission, each of said attorneys to have power to act with or without the others and to have full power and authority to do and perform in the name on behalf of each of the said officers and directors every act whatsoever necessary or advisable to be done as fully as, and to do the same extent that, each officer or director might or could do in person.